Exhibit 99.1

TWIN RIVER WORLDWIDE HOLDINGS TO BECOME BALLY’S CORPORATION

Common Stock Will Trade on the New York Stock Exchange Under New Ticker Symbol “BALY”

New Name and Brand Represent Key Component of Company’s Current and Future Growth and Innovation Strategy

PROVIDENCE, R.I., Oct. 28, 2020 -- Twin River Worldwide Holdings announced today that, effective November 9, 2020, it will change its name to Bally’s Corporation (the “Company”). Reflecting this change, the Company’s common stock will commence trading on the New York Stock Exchange under the new ticker symbol “BALY” when trading opens on November 9, 2020.

Soo Kim, Chairman of the Company’s Board of Directors, said, “The Bally’s brand embodies a rich history in American gaming and entertainment, aligns perfectly with our current and future growth strategy, and is ripe with untapped innovation potential to help us launch future entertainment services. We thank Caesars Entertainment for entrusting us with one of the industry’s most iconic brands.”

Over the coming months, the Company will continue to implement a unified branding initiative, which complements the considerable geographic growth and operational improvements that the Company has achieved this past year. As a result of its disciplined portfolio diversification strategy, once all pending transactions are closed, the Company will operate 14 casinos, a racetrack and 13 OTBs across ten states. The Company’s rapidly growing footprint will allow it to serve over 80 million customers that reside within the markets of its 14 premier casinos. In addition, the customers in the Company’s database will increase to approximately 14 million players. After the closing of all announced acquisitions, the Company will have approximately 16,000 slot machines or VLTs, approximately 550 table games and over 3,900 hotel rooms.

George Papanier, President and Chief Executive Officer, commented, “This is an exciting and transformative moment for our Company as we unite the high-quality customer offerings that span our increasingly national footprint under a singular preeminent brand. The Bally’s brand is core to our drive to become the first omni-channel gaming company to seamlessly integrate and operate physical casinos with digital solutions. We remain committed to employing our disciplined acquisition strategy, and leveraging regulatory incumbency as well as our retail customer database, to take advantage of the incredible growth potential that an online future offers.”

About Twin River Worldwide Holdings, Inc.

Twin River Worldwide Holdings, Inc., which will change its name to Bally’s Corporation effective November 9, 2020, currently owns and operates nine casinos across five states, a horse racetrack, and 13 authorized OTB licenses in Colorado. With over 3,800 employees, the Company’s operations include 10,359 slot machines or VLTs, 300 game tables and 1,290 hotel rooms. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Casino Vicksburg (Vicksburg, MS), Dover Downs Hotel & Casino (Dover, DE), Casino KC (Kansas City, MO), Golden Gates Casino (Black Hawk, CO), Golden Gulch Casino (Black Hawk, CO), Mardi Gras Casino (Black Hawk, CO), and Arapahoe Park racetrack (Aurora, CO). Its shares currently trade on the New York Stock Exchange under the ticker symbol “TRWH,” but will change to “BALY” when trading commences on November 9, 2020.

Investor Contact

Steve Capp
Executive Vice President and Chief Financial Officer
401-475-8564
InvestorRelations@twinriver.com

Media Contacts

Liz Cohen
Kekst CNC
212-521-4845
Liz.Cohen@kekstcnc.com